Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF

MOBIQUITY TECHNOLOGIES, INC.

Under Section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

1.	The name of the corporation is MOBIQUITY TECHNOLOGIES, INC.

2.	The certificate of incorporation was filed by the New York Department of State on the 26th day of March 1998 under the Corporation’s original name Ace Marketing & Promotions, Inc.

3.	The Corporation shall amend the Certificate of Incorporation by amending and replacing the introductory language of Article FOURTH appearing immediately prior to Section 1 of Article FOURTH to read as follows:

“The total number of shares of stock which the corporation shall have authority to issue is one hundred five million (105,000,000), of which one hundred million (100,000,000) shares, par value $.0001, shall be Common Stock and of which five million (5,000,000) shares, par value $.0001, shall be Preferred Stock. One million five hundred thousand (1,500,000) of the authorized shares of Preferred Stock are hereby designated “Series AA Preferred Stock.” One million two hundred fifty thousand (1,250,000) of the authorized shares of Preferred Stock are hereby designated “Series AAA Preferred Stock.” One thousand five hundred (1,500) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock.” Seventy thousand (70,000) of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock”, Five hundred thousand (500,000) of the authorized shares of Preferred Stock are hereby designated as Series G Preferred Stock, and Seven hundred seventy thousand (770,000) of the authorized shares of Preferred Stock are hereby designated “Series H Preferred Stock”.

All other previously designated series of Preferred Stock, as maybe set forth in this Article FOURTH, have been redeemed as of the date of this Certificate of Incorporation.

The voting powers, designations, preferences and relative, participating optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Preferred Stock, in one or more series, shall be fixed by one or more resolutions providing for the issue of such stock adopted by the Corporation's board of directors, in accordance with the provisions of Section 502 of the Business Corporation Law of New York and the board of directors is expressly vested with authority to adopt one or more such resolutions.

The rights, preferences and limitations of the Series AA Preferred Stock, Series AAA Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, and the Series G Preferred Stock are as follows:”

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4.	The Corporation shall amend the Certificate of Incorporation by amending Article FOURTH by adding a new Section 10 thereto to set forth the rights, preferences and limitations of the Corporation’s Series H Preferred Stock which shall read as follows:

“10. This Amendment to the Certificate of Incorporation is filed pursuant to Section 502(d) of the Business Corporation Law (the “BCL”) to designate the rights, preferences and limitations of 770,000 shares of the Corporation’s authorized 5,000,000 shares of Preferred Stock, $.0001 par value, as Series H Preferred Stock, $0.0001 per share, in accordance with Article FOURTH of the Corporation’s Certificate of Incorporation.

The rights, preferences and limitations of the Series H Preferred Stock (the “Series H Shares”), are as follows:

a.	Par Value; Stated Value. The par value of the Series H Shares is $.0001 per share. The stated value of the Series H Shares shall be $2.00 per share (the “Stated Value”).

b.	Conversion Rights.

i.	Optional Conversion. Each Series H Share shall, at the option of the holder, become convertible into a number of shares of common stock of the Corporation,

$0.0001 par value per share (the “Common Stock”), at any time, calculated as follows: the Stated Value per Series H Share divided by Twenty Cents ($0.20) (the “Conversion Ratio”).

ii.	Optional Conversion Procedure. Before any holder of Series H Shares shall be entitled to receive shares of Common Stock upon conversion, the holder shall (i) surrender the certificate(s) therefor, duly endorsed, at the principal offices of the Corporation and (ii) shall give written notice to the Corporation at such offices that the holder elects to convert the same into shares of Common Stock of the Corporation and shall further state therein the number of shares of Series H Shares being converted. Subject to the provisions hereof, effective upon the date of receipt by the Corporation of the certificate(s) pursuant to and in accordance with clause (i) above and the written notice pursuant to and in accordance with clause (ii) above (the “Effective Optional Conversion Date”), the holder shall thereupon be deemed to be the holder of record of the shares of Common Stock of the Corporation issuable upon such conversion, notwithstanding that the stock transfer books of the Corporation shall not then be closed or that the certificate(s) representing such shares of Common Stock of the Corporation shall not then be actually delivered to the holder, or book entry of such shares of Common Stock of the Corporation in the name of the holder shall not then be actually recorded. Subject to the provisions hereof, promptly following the Effective Optional Conversion Date, the Corporation shall issue and deliver, or cause its transfer agent to issue and deliver to such holder of Series H Shares a certificate for, or issue in book entry, the number of shares of Common Stock of the Corporation to which the holder shall be entitled by virtue of the conversion.

iii.	Mandatory Conversion. Each outstanding Series H Share, if any, shall automatically convert into shares of Common Stock at the Conversion Ratio upon the earlier of: (i) the official closing sales price of the Corporation’s Common Stock in the OTC Market (or successor exchange, or quotation, or reporting system on which the Corporation’s Common Stock is then trading, listed, quoted or reported) (the “Common Stock Closing Price”) for ten (10) consecutive trading days closes over $2.00 per share (the “Floor Price”), or (ii) at the close of business on December 31, 2026 (in either case, a “Mandatory Conversion”)

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iv.	Mandatory Conversion Procedure. In the event of a Mandatory Conversion, the Corporation shall give written notice to the holders of the Series H Shares that a Mandatory Conversion has occurred. Subject to the provisions hereof, effective upon the date of the Mandatory Conversion (the “Mandatory Conversion Date”), the holder shall thereupon be deemed to be the holder of record of the shares of Common Stock of the Corporation issuable upon such conversion, notwithstanding that the stock transfer books of the Corporation shall not then be closed or that the certificate(s) representing such shares of Common Stock of the Corporation shall not then be actually delivered to the holder, or book entry of such shares of Common Stock of the Corporation in the name of the holder shall not then be actually recorded. Subject to the provisions hereof, promptly following the Mandatory Conversion Date, the Corporation shall issue and deliver, or cause its transfer agent to issue and deliver to such holder of Series H Shares a certificate for, or issue in book entry, the number of shares of Common Stock of the Corporation to which the holder shall be entitled by virtue of the conversion.

c.	Voting. The Series H Shares shall have same voting rights as the shares of Common Stock. Each Series H Share shall have the number of votes equal to the number of shares of Common Stock into which such Series H Share is convertible. The Series H Shares shall vote together with the shares of Common Stock on all matters on which the Common Stock votes, or is required to vote under the BCL. Additionally, the Series H Shares shall vote separately as a class on all matters which requires the vote of the Series

H Shares as a separate class under the BCL.

d.	Dividends.

i.	Annual Dividends. From and after the later of (A) the first day of the calendar month after the calendar month in which the Series H Shares are issued or (B) January 2, 2024 (the “Dividend Commencement Date”), dividends at the rate per month of one percent (1%) of the Stated Value per Series H Share shall accrue on such shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series H Shares as provided herein) (the “Accruing Divided”). The Accruing Dividend shall be payable in shares of Common Stock valued at the lower of the Common Stock Closing Price on the last trading day prior to the due date of the monthly Accrued Dividend or the average Common Stock Closing Price over the five (5) trading days preceding the due date of the monthly Accrued Dividend (the “Dividend Valuation”). If at any time the Common Stock is not trading, listed, quoted or reported on any exchange, or quotation or reporting system when the Dividend Valuation needs to be determined, the “Dividend Valuation” of the Common Stock shall be based on the fair market value per share of Common Stock as determined by the Board of Directors of the Corporation in good faith. Notwithstanding the foregoing, the Holders of Series H Shares shall have the option to be paid any monthly Accruing Dividend installment in cash in lieu of shares of Common Stock, exercisable by a majority-in-interest of the Holders of Series H Shares by notice given to the Corporation at least five (5) trading days prior to the payment of such Accruing Dividend. In the event that the cash payment option of a monthly Accruing Dividend installment is elected by a majority-in-interest of the Holders and the Corporation’s Board of directors determines that a cash dividend is not in the best interest of the Corporation, then the Corporation shall pay the Holders such dividend by issuing the Holders a pari- passu first priority secured one-year promissory note secured by all the assets of the Corporation, paying interest at the rate of 15% per annum.

ii.	Participation Dividends. The Series H Shares shall share ratably with the Common Stock on an as-converted basis on all dividends and distributions as, if and when paid or made on the Common Stock.

e.	Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series H Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, on a pari passu basis among the holders of the Series H Shares based on the number of Series H Shares they own respectively, and before any payment shall be made to the holders of Common Stock or any other series or class of capital stock, an amount per Series H Share equal the Stated Value, plus any Accruing Dividends accrued but unpaid thereon, together with any other dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series H Shares the full amount to which they shall be entitled under this Section 10(e), the holders of Series H Shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the Series H Shares held by them upon such distribution if all amounts payable on or with respect to such Series H Shares were paid in full.

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f.	Adjustments. The number of shares of Common Stock into which each share of Series H Preferred Stock is convertible pursuant to Section 10(b) shall be subject to adjustment from time to time as follows:

i.	Dividends, Splits, Reclassifications Etc.

1.	In case shares of Common Stock are issued as a dividend or other distribution on the Common Stock, the Conversion Ratio in effect at the opening of business on the business day next succeeding the date fixed for the determination of the holders of Common Stock entitled to receive such dividend or other distribution shall be decreased to an amount equal to the Conversion Ratio so in effect multiplied by a fraction, (A) the numerator of which shall be the sum of said number of shares of Common Stock issued and outstanding at the close of business on the date fixed for such determination, and (B) the denominator of which shall be the number of shares of Common Stock issued and outstanding at the close of business on the date fixed for such determination and the number of shares of Common Stock constituting such dividend or other distribution, such decrease becoming effective immediately after the opening of business on the business day next succeeding the date fixed for such determination.

2.	In case outstanding shares of Common Stock shall be subdivided into a greater number of shares or outstanding shares shall be combined into a smaller number of shares, the Conversion Ratio in effect at the opening of business on the business day next succeeding the day upon which such subdivision or combination becomes effective shall be increased or decreased, as the case may be, to an amount equal to the Conversion Ratio so in effect multiplied by a fraction, (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately before such subdivision or combination becomes effective, and (B) the denominator of which shall be the number of shares of Common Stock outstanding at the opening of business on the business day next succeeding the day upon which such subdivision or combination becomes effective, such increase or decrease becoming effective immediately after the opening of business on the business day next succeeding the day upon which such subdivision or combination becomes effective.

3.	If the Corporation shall issue any securities by recapitalization or reclassification of its Common Stock, each share of Common Stock into which a Series H Share may immediately prior thereto be converted shall be replaced for the purposes hereof by the securities issuable or distributable in respect to each such share of Common Stock upon such recapitalization or reclassification, an appropriate adjustment of the Conversion Ratio in effect immediately prior to such recapitalization or reclassification shall be made; such adjustment to become effective immediately after the opening of business on the day on which such recapitalization and reclassification shall become effective. If, as a result of an adjustment made pursuant to this Section 10(f)(i)(3), the holder of any Series H Shares thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Corporation, such holders of the Series H Shares shall be entitled to receive such securities as would the holder of such number of shares of Common Stock as would at that time be obtainable upon conversion of such shares of Series H Shares into shares of Common Stock.

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ii.	Consolidations, Mergers. In case of any consolidation or merger of the Corporation with or into another entity, or in case of any sale, conveyance or other disposition to another entity of all or substantially all the property of the Corporation, or any transaction that substantively has the effect of the foregoing, each holder of a Series H Share then outstanding and thereafter remaining outstanding shall have the right thereafter to convert each share held into the kind and amount of shares, other securities, cash and property receivable upon such transaction by a holder of the number of shares of Common Stock into which Series H Shares was convertible immediately prior to such transaction. In any such event; effective provision shall be made in the charter documents of the resulting or surviving entity or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series H Shares shall thereafter be applicable, as nearly as reasonably may be, to any such other shares, other securities, cash and property deliverable upon conversion of the Series H Shares remaining outstanding or other convertible shares or securities received by the holders in place thereof, and any such resulting or surviving entity shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, other securities, cash or property as the holders of the shares of Series H Shares remaining outstanding, or other convertible shares or securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided.”

5.	Section 502(c) of the Business Corporation Law provides for the Board of Directors to have the power to designate the relative rights, preferences and limitations of the shares of any Series which is not fixed in the Certificate of Incorporation. In this respect, the amendment to the Certificate of Incorporation was authorized by unanimous written consent vote of the Board of Directors of the Corporation on December 14, 2023 pursuant to Section 708(b) of the Business Corporation Law.

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IN WITNESS WHEREOF, the undersigned hereby affirms that statements made herein are true and under penalties of perjury.

Dated: December ____, 2023

Dean L. Julia, CEO

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CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

MOBIQUITY TECHNOLOGIES, INC.

Under Section 807 of the Business Corporation Law.

Filed by:	Ruskin Moscou Faltischek, PC

1425 RXR Plaza, 15th Floor

Uniondale, NY 11556
(City, State and Zip code)

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